Tidal Trust IV 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 35 and Amendment No. 37 to the Registration Statement on Form N-1A of Tidal Trust IV and to the use of our report dated June 1, 2026 on the financial statements and financial highlights of Voya Core Bond ETF, Voya Multi-Sector Income ETF and Voya Ultra Short Income ETF, each a series of shares of Tidal Trust IV, appearing in Form N-CSR for the year ended March 31, 2026 which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 27, 2026